Exhibit 99.1

                  Payless ShoeSource Announces Results for the
                    First Quarter of Fiscal 2004, Achieves:

     --  Same-Store Sales Increase of 2.8 Percent

     --  Diluted Earnings Per Share of $0.20 Versus $0.21 First Quarter 2003

     --  Gross Margin 30.6 Percent of Sales Versus 29.3 Percent First Quarter
         2003


    TOPEKA, Kan., May 13 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that for the first quarter of fiscal 2004, which ended May 1, 2004, diluted earnings per share were $0.20 versus $0.21 during the first quarter of fiscal 2003. The company recorded net earnings of $13.8 million during the first quarter 2004 compared with $14.1 million during the first quarter 2003.

    Company sales for the first quarter 2004 totaled $722.0 million, a
3.5 percent increase from $697.7 million during the first quarter 2003. Same-store sales increased 2.8 percent during the first quarter 2004. The positive sales performance reflects the company's improved execution of its strategy to be the Merchandise Authority in value priced footwear and accessories.

    Gross margin was 30.6 percent of sales in the first quarter 2004 versus
29.3 percent in the first quarter 2003. The improvement resulted primarily from higher average retail prices and the positive leverage on occupancy costs due to increased sales.

    Selling, general and administrative expenses were 27.6 percent of sales in the first quarter 2004 versus 25.8 percent in the first quarter 2003. The increase over last year is the result of higher advertising expense to support the company's New Payless strategy, increased payroll-related costs and higher insurance costs.


    Balance Sheet

    The company ended the first quarter 2004 with a cash balance of $126.4 million, an increase of $79.4 million over the first quarter 2003.

    Total inventories at the end of the first quarter 2004 were $444.4 million compared to $489.2 million at the end of the first quarter 2003. Inventory per store decreased by 10.3 percent. The positive trends reflect the company's strategy to achieve tighter inventory control and react more quickly to changes in consumer demand.

    In January 2004, Payless replaced its $150 million Senior Secured Revolving Credit Facility with a new $200 million Senior Secured Revolving Credit Facility. The new facility is secured by merchandise inventory and receivables. The company may borrow up to $200 million through the new Revolving Credit Facility, subject to a sufficient borrowing base. There were no borrowings on the Revolving Credit Facility outstanding as of the end of the first quarter 2004.


    Capital Expenditures

    Total capital expenditures for the first quarter 2004 were $25.6 million. Payless expects net capital expenditures for the fiscal year 2004 to be approximately $110 million.

    In the first quarter 2004, the company opened 80 new stores and closed 56, for a net increase of 24 stores. The total store count at the end of the first quarter 2004 was 5,066.

    Payless operates internationally including 151 stores in the company's Central American region, 60 stores in South America and 295 stores in Canada. The company continues to focus on achieving its performance standards in each of those international markets.

    Payless continues to explore additional opportunities to expand its core business in new international markets including its first store in Japan, expected to open during 2004.

    During the fiscal year 2004, the company intends to open 65 - 75 net new stores, including 15 - 20 net new stores in international markets.


    Chairman's Comments

    "We are very enthusiastic about our performance achievements during the first quarter of 2004 which confirm that our New Payless strategy is appropriate and is working -- generating strong enthusiasm from consumers," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless. "Designed to distinctly position us as the Merchandise Authority in value priced footwear and accessories, it is the result of intensive study, testing and review. Our strategy recognizes the need to respond to changing market conditions.

    "Our Board of Directors has overseen the development and execution of our strategy throughout the past two years. They have a thorough understanding of the unique requirements for success as a specialty retailer. The Board, together with our management team, is confident that the Merchandise Authority is the key to profitable revenue growth over the long-term.

    "Our improved execution of the strategy during the first quarter of 2004 contributed to positive same-store sales performance. Our women's sandals, dress shoes, and casual footwear did very well. Customers responded positively to our new branded athletic shoes for men, women and children, and to our newly introduced line of men's and boys branded sandals. We achieved good results in our exclusive SmartFit(SM) brand for children including our boys shoes, our girls dress shoes and sandals, and our popular character footwear. Our accessories business continues to produce very strong sales results and represents an area of rapid growth for us. In addition, our key Service Behaviors are beginning to generate improved conversion."


    2004 Outlook

    Payless intends to continue to focus on execution of its New Payless strategy in order to achieve positive same-store sales results. Company initiatives to consistently improve performance during 2004 include:

    -- Continued commitment to executing the company's Merchandise Authority strategy, building on the progress made last year and in the first quarter 2004, delivering value to customers through merchandise that is right, distinctive and targeted for Payless customers;
    -- Tight control of inventory, reacting quickly to changes in consumer demand, to minimize the need for markdowns;
    -- Focused marketing with complete alignment of messages -- using the Payless stores as the lead marketing communication vehicle; and,
    -- Educating Payless store associates to use key Service Behaviors, identified to impact conversion in their interactions with customers.


    While Payless does not give specific guidance for sales or earnings, the company remains committed to providing commentary to help shareowners understand the impact of the above trends and actions on financial performance. Key components of cash flow for fiscal year 2004 are expected to include:

    --  Depreciation and amortization of $100 to $105 million dollars;

    --  Capital expenditures of $110 million dollars, net of the contribution from the company's joint venture partners; and,

    -- Working capital should be approximately neutral for the full year, subject to normal seasonal fluctuations, as Payless believes that inventory is now at an appropriate level.


    Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,066 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at www.payless.com .


    This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, capital expenditure plans, business prospects, products, future store openings, possible strategic alternatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the company sources are located or in which the company has retail locations or otherwise does business; changes in trade, customs and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; and general economic, business and social conditions, performance of our partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism; strikes, work stoppages and/or slow downs by unions that play a significant role in the manufacture, distribution or sale of product. Please refer to the company's 2003 Annual Report and its Form 10-K for the fiscal year ended January 31, 2004 for more information on these and other risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    [Unaudited Condensed Consolidated Statements of Earnings, Balance Sheets and Statements of Cash Flows Attached]


    NOTES REGARDING ATTACHMENTS:
    -- The condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2003 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2003 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.


                           PAYLESS SHOESOURCE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                 (UNAUDITED)

    (Millions, except per share data)
                                                            13 Weeks

                                                     Ended             Ended
                                                     May 1,            May 3,
                                                      2004              2003

    Net sales                                        $722.0            $697.7

    Cost of sales                                     500.8             493.3

    Gross Margin                                      221.2             204.4

    Selling, General and Administrative
     Expenses                                         199.3             180.1

    Operating Profit                                   21.9              24.3

    Interest expense, net                               4.4               4.1

    Earnings Before Income Taxes and
     Minority Interest                                 17.5              20.2

    Provisions for income taxes                         6.4               7.4

    Net earnings Before Minority Interest              11.1              12.8

    Minority Interest                                   2.7               1.3

    Net Earnings                                      $13.8             $14.1


    Diluted earnings per share                        $0.20             $0.21

    Basic earnings per share                          $0.20             $0.21

    Diluted weighted average shares
     outstanding                                       68.0              68.1

    Basic weighted average shares
     outstanding                                       67.9              68.0


                           PAYLESS SHOESOURCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                              May 1,      May 3,   January 31,
    (dollars in millions)                      2004        2003        2004

    ASSETS:

    Current Assets:
        Cash and cash equivalents             $126.4       $47.0      $148.9
        Restricted Cash                         33.5        33.0        33.5
        Merchandise inventories                444.4       489.2       392.4
        Current deferred income taxes           16.9        20.0        17.3
        Other current assets                    62.0        63.0        61.0
    Total Current Assets                       683.2       652.2       653.1

    Property and Equipment:
        Land                                     8.0         8.5         8.0
        Property, buildings and equipment    1,199.6      1138.3     1,188.7
        Accumulated depreciation              (778.8)     (720.5)     (764.7)
        Property and equipment, net            428.8       426.3       432.0

    Favorable Leases, net                       27.3        33.1        29.2

    Deferred Income Taxes                       27.0        25.5        27.7

    Goodwill, net                                5.9         5.9         5.9

    Other Assets                                24.7        23.5        24.9

    TOTAL ASSETS                            $1,196.9    $1,166.5    $1,172.8


    LIABILITIES AND EQUITY:

    Current Liabilities:
        Current maturities of
         long-term debt                         $0.9       $89.0        $0.9
        Notes Payable                           33.5        33.0        33.5
        Accounts payable                       130.3       111.7       133.0
        Accrued expenses                       135.5       127.8       117.8
    Total Current Liabilities                  300.2       361.5       285.2

    Long-Term Debt                             202.6       118.7       202.8
    Other Liabilities                           63.0        52.8        61.3
    Minority Interest                           13.3        17.9        16.0

    Equity                                     617.8       615.6       607.5

    TOTAL LIABILITIES AND EQUITY            $1,196.9    $1,166.5    $1,172.8


                           PAYLESS SHOESOURCE, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                Year to Date       Year Ended
                                            May 1,        May 3,   January 31,
    (dollars in millions)                    2004          2003        2004

    OPERATING ACTIVITIES:
    Net Earnings                            $13.8         $14.1         $(0.1)
    Adjustments for noncash items
     included in earnings:
          Loss on impairment and disposal
           of assets                          2.7           0.3          16.6
          Depreciation and amortization      25.6          25.7         100.6
          Amortization of unearned
           restricted stock                   0.2           0.2           0.8
          Deferred income taxes               1.0          (0.1)          1.1
          Minority interest, net of tax      (2.7)         (1.3)         (7.0)
          Tax charge of stock option
           exercises                          ---           ---          (0.8)
    Changes in working capital:
          Merchandise inventories           (52.0)        (36.7)         60.1
          Other current assets               (0.9)         (0.3)          2.7
          Accounts payable                   (2.7)          5.4          26.6
          Accrued expenses                   17.7           4.1          (5.9)
    Other assets and liabilities, net         1.2           1.7          16.6

    TOTAL OPERATING ACTIVITIES                3.9          13.1         211.3

    INVESTING ACTIVITIES:
    Capital expenditures                    (25.6)        (24.4)       (114.4)
    Disposition of property and equipment     ---           ---           1.0
    TOTAL INVESTING ACTIVITIES              (25.6)        (24.4)       (113.4)

    FINANCING ACTIVITIES:
    Issuance of notes payable                 ---           4.5           5.0
    Restricted cash                           ---          (4.5)         (5.0)
    Issuance of long-term debt                ---           ---         196.7
    Payment of deferred financing costs      (0.1)          ---          (7.1)
    Repayments of long-term debt             (0.3)        (16.2)       (216.9)
    Net purchases of common stock            (0.4)         (0.4)         (0.3)
    Contributions by minority owners          ---           1.8           4.4
    Other financing activities                ---          (0.4)          0.7

    TOTAL FINANCING ACTIVITIES               (0.8)        (15.2)        (22.5)

    (DECREASE) INCREASE IN CASH             (22.5)        (26.5)         75.4

    Cash and Cash Equivalents, Beginning
     of Period                              148.9          73.5          73.5
    Cash and Cash Equivalents, End of
     Period                                $126.4         $47.0        $148.9



SOURCE  Payless ShoeSource, Inc.
    -0-                             05/13/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  ERN ERP